Exhibit 99.1

Vermillion Reports Third Quarter 2013 Results

AUSTIN, Texas — November 14, 2013 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, reported on its financial results for the third quarter ended September 30, 2013.

Q3 2013 Financial Results

Total revenue in the third quarter of 2013 was $330,000 compared to $319,000 in the same year-ago quarter. Third quarter 2013 revenue was comprised of $216,000 in OVA1® product sales and $114,000 in license revenue.

Third quarter of 2013 product revenue was derived from 4,328 OVA1 tests performed at the fixed $50 per test as reported by Quest Diagnostics. This represents a 5.6% increase in test volume compared to approximately 4,100 OVA1 tests performed in the year-ago quarter. Although covered lives have decreased to approximately 67.0 million due to the previously announced BlueCross BlueShield Technical Evaluation Center position, it did not affect test sale volumes for the quarter.

The OVA1 product revenue in both periods does not include the additional royalty component of revenue based on 33% of Quest Diagnostics gross margin. Vermillion recognizes this portion of revenue when it is reported by Quest Diagnostics in an annual ‘true-up’ after the end of the calendar year. The true-up is based on reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

Total operating expenses were $2.6 million in both the third quarter of 2013 and the same year-ago quarter. For the nine months ended September 30, 2013, total operating expenses were $7.9 million as compared to $9.0 million in the same year-ago period.

Net loss for the third quarter was $2.3 million or $(0.10) per share, as compared to a net loss of $2.0 million or $(0.13) per share in the same year-ago quarter. For the nine months ended September 30, 2013, net loss was $7.0 million or $(0.36) per share as compared to a net loss of $5.8 million or $(0.39) per share in the same year-ago period. The prior year included one-time gains on a sale of an instrument business and a litigation settlement totaling $2.5 million. As of September 30, 2013, the company had 23.5 million common shares outstanding.

As of September 30, 2013, cash and equivalents totaled $14.6 million. The company utilized $1.8 million in cash for operations in the third quarter of 2013, and expects $2.4 million to $2.9 million in cash outlay during the fourth quarter of 2013 including $0.3 million for the purchase of an IVD platform for research and development.

Q3 2013 Key Developments

•

Advanced Vermillion’s OVA1 platform migration and Next-Generation product development. The company selected a top-tier IVD instrument for development as well as expanded its agreement with Johns Hopkins’ Center for Biomarker Discovery and Translation (CBDT). The company will fund $1.6 million to CBDT through June 2015 for assistance with these programs.

•

Continued steps to expand the market for OVA1. Vermillion sent Quest Diagnostics a notice of termination of the Strategic Alliance Agreement on August 23, 2013, with the proviso that Quest Diagnostics can continue to provide OVA1 under the existing financial terms while negotiating in good faith towards an alternative business structure. Quest Diagnostics has disputed the effectiveness of the termination.

•

Broadened Vermillion’s sales and reimbursement team by adding an additional field representative and two managed care directors. The company now has a total of 10 experienced sales professionals as well as a team of four reimbursement professionals.

•

Appointed Dr. Eric Varma to the board of directors, bringing to the company significant financial and commercial experience in the Life Sciences. Dr. Varma is currently a partner at Oracle Investment Management, Vermillion’s largest stockholder.

Management Commentary

“We have continued to make progress on the commercialization of OVA1,” commented Tom McLain, Vermillion’s president and CEO. “In sales regions covered by Vermillion sales reps, test volumes were up more than 15% from the third quarter of 2012. This reflects the positive impact of the SGO statement issued in May, new clinical data and our expanded commercial presence.

“In the fourth quarter, our operational focus continues to be on four key areas: collaborations to develop additional clinical and economic data, treatment guidelines, favorable coverage decisions and expanding access to our OVA1 test. We  remain confident that the foundation we are building for our novel diagnostic test will support strong future growth.”

Conference Call and Webcast

Vermillion will hold a conference call to discuss its third quarter results later today, Thursday, November 14, 2013, at 4:30 p.m. Eastern time. Vermillion’s President and CEO Thomas McLain will host the call, followed by a question and answer period.

Date: Thursday, November 14, 2013

Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)

Dial-in number: 1-800-734-8507

International dial-in number: 1-212-231-2918

Conference ID: 21676489

Webcast: http://www.media-server.com/m/p/kb996t2n

The conference call will be webcast live and available for replay via the investor section of the company's website at www.vermillion.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available approximately two hours after the call through November 28, 2013.

Toll-free replay number: 1-800-633-8284

International replay number: 1-402-977-9140

Replay ID: 21676489

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women's health.

The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding Vermillion's expected cash outlay and Vermillion’s ability to regain traction in reimbursement. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third-party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that are described in Vermillion's Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission. Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 1-949-574-3860

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$14,604	$8,007
Accounts receivable	166	137
Prepaid expenses and other current assets	227	348
Total current assets	14,997	8,492
Property and equipment, net	87	142
Total assets	$15,084	$8,634
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$422	$525
Accrued liabilities	1,485	1,074
Short-term debt	1,106	1,106
Deferred revenue	1,397	492
Total current liabilities	4,410	3,197
Deferred revenue	429	770
Total liabilities	4,839	3,967
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding at September 30, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2013 and December 31, 2012; 23,487,927 and 15,200,079 shares issued and
outstanding at September 30, 2013 and December 31, 2012, respectively	23	15
Additional paid-in capital	340,669	328,097
Accumulated deficit	(330,447)	(323,445)
Total stockholders’ equity	10,245	4,667
Total liabilities and stockholders’ equity	$15,084	$8,634

Vermillion, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Product	$216	$205	$640	$611
License	114	114	341	341
Total revenue	330	319	981	952
Cost of revenue:
Product	25	33	96	99
Total cost of revenue	25	33	96	99
Gross profit	305	286	885	853
Operating expenses:
Research and development(1)	553	429	1,591	1,883
Sales and marketing(2)	1,180	1,082	3,172	3,722
General and administrative(3)	889	1,073	3,160	3,381
Total operating expenses	2,622	2,584	7,923	8,986
Loss from operations	(2,317)	(2,298)	(7,038)	(8,133)
Interest income	7	7	15	23
Interest expense	—	(66)	—	(197)
Gain on sale of instrument business	—	50	—	1,830
Gain on litigation settlement, net	—	331	—	710
Reorganization items	—	—	—	88
Other income (expense), net	(4)	(45)	21	(92)
Loss before income taxes	(2,314)	(2,021)	(7,002)	(5,771)
Income tax benefit (expense)	—	—	—	—
Net loss	$(2,314)	$(2,021)	$(7,002)	$(5,771)
Net loss per share - basic and diluted	$(0.10)	$(0.13)	$(0.36)	$(0.39)
Weighted average common shares used to compute basic and diluted net loss per common share	23,486,496	15,057,027	19,472,105	14,972,877
Net loss	(2,314)	(2,021)	(7,002)	(5,771)
Foreign currency translation adjustment	—	—	—	(1)
Comprehensive Loss	$(2,314)	$(2,021)	$(7,002)	$(5,772)
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$12	$25	$44	$99
(2) Sales and marketing	32	55	118	148
(3) General and administrative	22	168	143	552